UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 22, 2010

ACORN ENERGY, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

4 West Rockland Road, Montchanin, Delaware	19710
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 22, 2010, the subsidiaries of CoaLogix Inc. (“CoaLogix”), CoaLogix Solutions Inc., CoaLogix Tech LLC, SCR-Tech, LLC, CoaLogix Technology Holdings Inc. and Metallifix LLC (the “CoaLogix Subsidiaries”), entered into an Amended and Restated Loan and Security Agreement (the “Loan Agreement”) with Square 1 Bank (the “Bank”) which amended and restated that certain Loan and Security Agreement entered into by and among CoaLogix, the CoaLogix Subsidiaries and the Bank dated October 22, 2008.  CoaLogix is a majority-owned subsidiary of  Acorn Energy, Inc.  Under the Loan Agreement, the Bank has agreed to provide the CoaLogix Subsidiaries with a $4,000,000 formula based line of credit, a $1,000,000 non-formula line of credit and a $1,000,000 non-formula line of credit to be used for only letters of credit, all of which mature on June 30, 2011.  Advances under the formula line of credit may not exceed 80% of the eligible receivables of the CoaLogix Subsidiaries.  Interest of the greater of 1.50% above the Bank’s prime rate or 5.50% is due monthly on the formula line of credit.  Interest of the greater of 2.00% above the Bank’s prime rate or 6.00% will be due monthly for the non-formula line of credit and the non-formula line of credit to be used only for letters of credit.  All balances of principal and unpaid interest will be due at maturity, and with respect to the non-formula line of credit to be used only for letters of credit in accordance with the Bank’s standard terms for letters of credit.  The loans are secured by all assets of the CoaLogix  Subsidiaries other than intellectual property.  Under the Loan Agreement, CoaLogix Subsidiaries must comply with financial and other covenants.  The loans will be used for working capital and growth purposes.  CoaLogix has entered into an Unconditional Guaranty in favor of the Bank pursuant to which it has guaranteed the obligations of the CoaLogix Subsidiaries under the Loan Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 26th day of July, 2010.

ACORN ENERGY, INC.

By:	/s/ Joe B. Cogdell, Jr.
Name:	Joe B. Cogdell, Jr.
Title:	Vice President, General Counsel and Secretary